Exhibit 10.27

FIRST AMENDMENT

TO

REVOLVING CREDIT FACILITY

and

TERM LOAN FACILITY

DATED March 31, 2003

BETWEEN

MAPINFO CORPORATION, AS BORROWER

AND

JPMORGAN CHASE BANK

This First Amendment (the "Agreement") made effective the 31st day of March, 2004, by and between MAPINFO CORPORATION, a Delaware corporation with its principal office and place of business at One Global View, Troy, New York 12180 (the "Borrower"), MAPINFO AUSTRALIA PTY, LTD., an Australian corporation with an office for the transaction of business at One Global View, Troy, New York 12180, ERSIS AUSTRALIA PTY, LTD., an Australian corporation with an office for the transaction of business at One Global View, Troy, New York 12180, MAPINFO CANADA, INC., a Canadian corporation with an office for the transaction of business at One Global View, Troy, New York 12180, MAPINFO GmbH, a German business entity, with an office for the transaction of business at One Global View, Troy, New York 12180, MAPINFO LIMITED, a British corporation with an office for the transaction of business at One Global View, Troy, New York 12180, and MAPINFO REALTY, LLC, a New York Limited Liability Company with an office for the transaction of business at One Global View, Troy, New York 12180 (collectively the "Guarantors") and JPMORGAN CHASE BANK, a banking corporation organized and existing under the laws of the State of New York, with an office for the transaction of business at 12 Corporate Woods Boulevard, Albany, New York 12211 (the "Bank").

WHEREAS, the Borrower, the Guarantors and the Bank entered into an Agreement dated March 31, 2003 (the "Loan Agreement"), providing for a Six Million Dollar ($6,000,000) Revolving Credit Facility and a Three Million Dollar ($3,000,000) Term Loan Facility; and

WHEREAS, the Borrower and the Bank would like to increase the Revolving Credit Facility and amend certain provisions of the Loan Agreement, all as more particularly set forth herein.

NOW, THEREFORE, in consideration of the foregoing and mutual covenants and agreements herein contained, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant, stipulate and agree as follows:

1. Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meaning attributable to them as set forth in the Loan Agreement.

2. Amendment to Loan Agreement. Effective as of the date hereof, the Loan Agreement is amended as follows:

(a) The definition of "Collateral Security" is deleted.

(b) The definition of "Revolving Credit Facility" is revised to read as follows:

"Revolving Credit Facility" means the $10,000,000 revolving line of credit established for the Borrower by the Bank pursuant to the provisions of Section 2.01 hereof."

(c) The definition of "Revolving Credit Facility Termination Date" is revised to read as follows:

"Revolving Credit Facility Termination Date" means March 31, 2005."

Simultaneously with the execution of this Amendment to the Loan Agreement, the Borrower shall execute a replacement for the Revolving Credit Note. Such Revolving Credit Note shall be in the form of Exhibit "A" annexed hereto.

(d) Section 3.01 of the Loan Agreement is amended to read as follows:

SECTION 3.01. Guaranties. The payment and performance of the Credit Facilities and all other present and future Indebtedness and Obligations due or to become due to the Bank or its Affiliates by the Borrower shall be absolutely, unconditionally and irrevocably guaranteed in writing to the Bank (the "Guaranties") by the following Subsidiaries of the Borrower: (i) MapInfo U.K. Ltd., (ii) MapInfo Canada, Inc., (iii) MapInfo Ltd., (iv) The URPI Group Ltd., (v) MapInfo GmbH, (vi) MapInfo Australia PTY, Ltd., and (vii) MapInfo Realty, LLC. Each Guaranty shall be in such form as is fully acceptable to the Bank and shall be accompanied by a general certificate for each Subsidiary and an attorney opinion letter in form and substance satisfactory to the Bank opining to the enforceability of the Guaranty and such other matters the Bank or its counsel may request. The terms and provisions of each Guaranty are hereby incorporated and agreed that a default under any Guaranty shall constitute a default with respect to the Credit Facilities and all other Indebtedness guaranteed thereby.

(e) Section 3.02 is deleted.

(f) Section 4.01(b) is deleted.

(g) Section 5.01(o) of the Loan Agreement is amended to read as follows:

(o) Subsidiaries. The Borrower, as of the date hereof, has the following subsidiaries: MapInfo Canada, Inc., MapInfo UK Limited., MapInfo Limited., MapInfo GmbH, MapInfo Australia PTY Ltd, ERSIS Australia PTY Ltd., MapInfo Realty, LLC, The URPI Group Limited, MapInfo Japan KK, The Data Consultancy Limited and The Unit for Retail Planning Information Ltd. The last four entities are dormant corporations which, to our knowledge, do not now nor will they in the future have any assets or liabilities. If either of these four entities should become active corporations having assets or liabilities, then Borrower shall immediately notify the Bank and each corporation shall execute and deliver to the Bank a guaranty in form similar to that executed and delivered to the Bank by the Subsidiaries, together with corporate approvals, consents and opinion letters as may be requested or required.

(h) Section 6.01(l) of the Loan Agreement is amended to read as follows:

(l) Conditions to Acquisitions and Mergers. Not later than fifteen (15) days prior to any acquisition of any Person of all or substantially all of the assets of any Person by the Borrower or any of its Subsidiaries, or the merger of any Person into the Borrower and/or any of its Subsidiaries, in each case in which any proceeds of Funded Debt are used for the purposes of such acquisition or merger, provide the Bank with a certificate, along with reasonable supporting information certified by the Chief Financial Officer of the Borrower showing the calculation of each financial covenant set forth in Sections 6.02(f) hereof, on a consolidated and consolidating pro forma basis as of the date of such acquisition or merger, and certifying that no Default or Event of Default, hereof has or will occur as a result of such acquisition or merger.

(i) Section 6.01(m) is amended to read as follows:

(m) Certificate and Supporting Statements. Until the full satisfaction of the obligations and liabilities of the Borrower to the Bank under the Loan Agreement, the Notes and all other Loan Documents, or otherwise with respect to the Credit Facilities, furnish the Bank with a Certificate and Supporting Statement as of the end of each fiscal quarter as soon as available, but in any event not later than thirty (30) days after the close of each fiscal quarter.

(j) Section 6.01(n) of the Loan Agreement is modified to provide for the delivery of quarterly financial data within forty-five (45) days after the end of each fiscal quarter.

(k) Section 6.02(c) is modified to permit asset sales contemplated thereunder up to an aggregate total of Three Million Dollars ($3,000,000) without the consent of the Bank.

(l) Section 6.02(g) is modified so that consolidated net loss during the term of this Agreement shall not exceed Three Million Dollars ($3,000,000) during any fiscal quarter or Six Million Dollars ($6,000,000) during any fiscal year.

(m) Sections 6.02(h), (i) and (j)(i) are hereby deleted.

(n) Exhibit "C" is deleted.

3. Termination of Security Agreement. The Security Agreement dated as of March 31, 2003 between the Borrower and the Bank (the "Security Agreement") is hereby terminated, and the Bank hereby releases and terminates the security interest in the Collateral (as defined in the Security Agreement) granted pursuant to the Security Agreement. The Bank agrees to take such further action and execute such documents as is reasonably requested by the Borrower in connection with the termination and release described in this paragraph 3.

4. Ratification. Except as provided in paragraphs 2 and 3 hereof, all of the terms, covenants, conditions and provisions contained in the Loan Agreement, as amended, the Notes, the Guaranties and any other loan documents are hereby ratified, confirmed and restated in all respects and shall remain in full force and effect.

5. Representations and Warranties. The Borrower hereby represents and warrants to the Bank as follows:

(a) The Borrower continues to be a duly constituted and validly existing corporation in its jurisdiction of incorporation, in good standing with full power and authority to own its properties, to conduct its businesses and to execute, deliver and perform all of the obligations to be performed by it hereunder.

(b) The execution, delivery and performance by the Borrower has been duly authorized by all necessary corporate action, which corporate action has not been amended, repealed or rescinded.

(c) The execution, delivery and performance of this Agreement by the Borrower does not and will not: (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree or award presently in affect having applicability to the Borrower, (ii) violate the provisions of the Borrower's certificate of incorporation or by-laws, or (iii) result in a breach or constitute a default under any document, instrument or agreement to which the Borrower is a party or by which the Borrower is or may be bound or affected.

(d) The Borrower has as of April 2, 2004, received net proceeds of approximately Forty-Four Million Dollars ($44,000,000) in cash from a common equity offering.

(e) The Borrower is unaware of any Event of Default or events which, with the passage of time or the giving of notice, or both, would constitute an Event of Default under the Loan Agreement.

(f) The Borrower does not have, as of the date hereof, any offsets, defenses or counterclaims with respect to any of its obligations under the Loan Agreement, the Notes, or any other loan document.

(g) Except as modified hereby, all representations and warranties made by the Borrower under and pursuant to the Loan Agreement are true and correct on and as of the date hereof and shall remain in full force and effect.

(h) All covenants and promises made in the Loan Agreement are valid and binding promises enforceable in accordance with their terms without offset, defense or counterclaim.

6. Entire Agreement. This Agreement contains the entire understanding between the parties hereto relating to the subject matter thereof.

7. Amendment. This Agreement may not be amended, modified, changed or terminated orally but only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, change or termination is sought.

8. Applicable Laws. This Agreement shall be construed, enforced and interpreted in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be made, executed and delivered on the day, month and year first above written.

MAPINFO CORPORATION
BY:	/s/ K. Wayne McDougall Name: K. Wayne McDougall Title: VP and CFO

MAPINFO AUSTRALIA PTY, LIMITED
BY:	/s/ K. Wayne McDougall Name: K. Wayne McDougall Title: VP and CFO

ERSIS AUSTRALIA PTY, LIMITED
BY:	/s/ K. Wayne McDougall Name: K. Wayne McDougall Title: VP and CFO

MAPINFO CANADA, INC.
BY:	/s/ K. Wayne McDougall Name: K. Wayne McDougall Title: VP and CFO

MAPINFO GmbH
BY:	/s/ K. Wayne McDougall Name: K. Wayne McDougall Title: VP and CFO

MAPINFO LIMITED
BY:	/s/ K. Wayne McDougall Name: K. Wayne McDougall Title: VP and CFO

MAPINFO REALTY, LLC
BY:	/s/ K. Wayne McDougall Name: K. Wayne McDougall Title: VP and CFO

JPMORGAN CHASE BANK
BY:	/s/ David C. Horan Name: David C. Horan Title: Vice President